EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated September 26, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 614 (Closed-End Strategy: Cohen & Steers Master Equity and Income Portfolio, Series 3, Closed-End Strategy: Senior Loan and Limited Duration Portfolio, Series 10, Closed-End Strategy: Cohen & Steers Master Income Portfolio, Series 9 and Closed-End Strategy: Cohen & Steers Master Municipal Income Portfolio-National Series 6) as of September 26, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."


                                                              Grant Thornton LLP

New York, New York
September 26, 2006